Exhibit 99.1

Community Valley Bancorp Reports Third Quarter 2006 Earnings (as amended)

(Chico, CA 11/03/06) - Community Valley Bancorp, parent company of Butte Community Bank (the “Bank”), today announced its financial results for the third quarter ended September 30, 2006.  Keith Robbins, President and CEO commented:  “Although the net income quarter over quarter results are lower than last year, the year to date net income total is 4.7% percent ahead.”

Third quarter earnings of $1,733,000 represents a decrease of $426,000 or 19.7% from the same period in 2005. Diluted earnings per share were $0.23 in the third quarter of 2006, compared to $0.28 in the third quarter of 2005. For the nine months ended September 30, 2006 earnings of $5,592,000 represent an increase of $249,000 or 4.7% over the same period in 2005. For the nine months ended September 30, 2006 diluted earnings per share were $0.73, an increase of 4.3% compared to $0.70 for the same period in 2005.

The Company’s third quarter annualized return on average assets (ROA) was 1.31% compared to 1.73% in the third quarter of 2005. The annualized return on average equity (ROE) was 14.98% for the third quarter of 2006 compared to 21.82% in the third quarter of 2005. On a year to date basis ROA was 1.46% through the first nine months of 2006 compared to 1.52% for the same period in 2005 and ROE was 16.86% compared to 19.14%.

For the third quarter, the net interest margin increased 29 basis points to 6.74% from 6.45% and net interest income increased by $931,000 from $7,178,000 to $8,109,000, representing a 12.9% increase over the same quarter last year. This increase in net interest income was the result of the positive impact of the rising interest rates on the net interest margin and the significant growth in earning assets. On a year to date basis, net interest income increased by $3,961,000, or 20.2%, from $19,590,000 to $23,551,000 over the same period in 2005.

For the third quarter of 2006, non-interest income decreased $443,000 from $1,966,000 to $1,523,000, representing a 29.1% decrease over the same period in 2005. On a year to date basis, non interest income decreased by $347,000, or 7.1%, from $5,231,000 to $4,884,000 over the same period in 2005. The decrease in both periods is directly related to the reduction in the number of loans sold through our SBA Government Lending and Real Estate Loan Divisions into the secondary market and the related gain on sales and fees from these sales and offset by increases in service charges.

For the third quarter of 2006, non-interest expense increased $915,000 from $5,355,000 to $6,270,000, representing a 17.1% increase over the same period in 2005. On a year to date basis, non-interest expense increased by $2,905,000, or 19.2%, from $15,160,000 to $18,065,000 over the same period in 2005. The increase primarily relates to salaries, benefits, occupancy and other expenses.

The Company continues to experience strong balance sheet growth with total assets increasing $30,223,000, or 6.03%, from $501,198,000 as of September 30, 2005 to $531,421,000 at September 30, 2006.  Deposits reflected similar growth over the same period increasing $25,831,000, or 5.86%, from $440,600,000 at September 30, 2005, to $466,431,000 at September 30, 2005.  Loans, net of allowance for loan losses, increased $57,961,000, or 14.36% from $403,537,000 at September 30, 2005, to $461,498,000 at September 30, 2006.

Asset quality remains strong with only $659,000 net of government guarantees or 0.14% of total loans considered non-performing assets as of September 30, 2006. There were no non-performing assets at September 30, 2005.  By comparison the industry average was 0.52% of total loans for the Company’s national peer group, based on data provided as of June 30, 2006.  Charged-off loans net of recoveries, were $45,000, or 0.0096% of outstanding loans, for the nine month period ended September 30, 2006 compared to net charge-offs of $9,000 for the nine month period ended September 30, 2005.

Community Valley Bancorp

Financial Highlights

Third Quarter Comparison

September 30, 2006

THIRD QUARTER	QTR 2006	QTR 2005	CHANGE	% CHANGE
NET INCOME	$1,733,000	$2,159,000	$(426,000)	(19.73)%

DILUTED EARNINGS PER SHARE(a)	$0.23	$0.28	$(0.05)	(17.86)%

RETURN ON ASSETS(b)(ROA)	1.31%	1.73%	(0.42)%	(24.28)%

RETURN ON EQUITY(b)(ROE)	14.98%	21.82%	(6.84)%	(31.35)%

Community Valley Bancorp

Financial Highlights

Year to Date Comparison

September 30, 2006

YEAR TO DATE	YTD 2006	YTD 2005	CHANGE	% CHANGE
NET INCOME	$5,592,000	$5,343,000	$249,000	4.66%

DILUTED EARNINGS PER SHARE(a)	$0.73	$0.70	$0.03	4.29%

RETURN ON ASSETS (b)(ROA)	1.46%	1.52%	(0.06)%	(3.95)%

RETURN ON EQUITY (b)(ROE)	16.86%	19.14%	(2.28)%	(11.91)%

	Sept.30,	Sept.30,
AT PERIOD END	2006	2005	CHANGE	% CHANGE
TOTAL ASSETS	$531,421,000	$501,198,000	$30,223,000	6.03%

TOTAL DEPOSITS	$466,431,000	$440,600,000	$25,831,000	5.86%

TOTAL LOANS	$461,498,000	$403,537,000	$57,961,000	14.36%

LOAN LOSS RESERVE TO LOANS(c)	1.26%	1.25%	0.01%	(0.80)%

TOTAL NONPERFORMING LOANS	$659,000	$0	$659,000	(100.00)%

SHAREHOLDERS’ EQUITY	$45,812,000	$39,704,000	$6,108,000	15.38%

BOOK VALUE PER SHARE	$6.28	$5.38	$.90	16.73%

TOTAL CAPITAL TO ASSETS	8.62%	7.92%	0.70%	8.84%

TOTAL RISK BASED CAPITAL RATIO	11.65%	11.80%	.15%	.01%

(a) Per share data has been retroactively restated on a split-adjusted basis

(b) Annualized

(c) Including reserve for loan commitments

Other Information and Disclaimers

About Community Valley Bancorp

Butte Community Bank, a subsidiary of Community Valley Bancorp (NASDAQ: CVLL), is a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions.  Butte Community Insurance Agency, LLC formerly CVB Insurance Agency, LLC, the newest subsidiary of Community Valley Bancorp, is a full-service insurance agency offering all lines of coverage from auto and health to commercial and farm packages.  Founded in 1990, Butte Community Bank is state-chartered with 13 branches in 9 cities including Chico, Magalia, Oroville, Paradise, Yuba City, Red Bluff, Marysville, Colusa, and Redding. It also operates loan production offices in Citrus Heights and Gridley. Community Valley Bancorp has headquarters in Chico, California.

Forward Looking Statement Disclosure

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Community Valley Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements describe the Company’s expectations regarding future events and developments and are subject to risks and uncertainties and include information about possible or assumed future results of operations. Many possible events or factors could affect the Company’s future financial results and performance. This could cause results of performance to differ materially from those expressed in the Company’s forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward looking statements. All forward-looking statements are representative only on the date hereof.